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                      June 2, 2023

       Feng Zhou
       Chief Executive Officer
       China SXT Pharmaceuticals, Inc.
       178 Taidong Rd North
       Taizhou Jiangsu, China

                                                        Re: China SXT
Pharmaceuticals, Inc.
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed July 18, 2022
                                                            File No. 001-38773

       Dear Feng Zhou:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences